Exhibit 99

Titan Announces Exercise of Early Settlement Election

QUINCY, Ill. - September 30, 2010 - Titan International, Inc. (NYSE: TWI) today announced that, subject to the receipt of proceeds from its new financing, Titan expects to exercise its early settlement election.  Titan expects to accept for purchase $138,874,000 aggregate principal amount of its outstanding 8% Senior Unsecured Notes due 2012 (the “Senior Notes”) pursuant to its previously announced tender offer and consent solicitation, as described in the Offer to Purchase and Consent Solicitation Statement, dated August 31, 2010 (the “Offer to Purchase”).  Titan expects to pay the total consideration of $1,075 US Dollars for each $1,000 US Dollars principal amount of Senior Notes validly tendered and accepted for purchase, plus accrued interest to holders that validly tendered their Senior Notes with the proceeds from its new financing.  The early settlement date is expected to be Friday, October 1, 2010.

The tender offer will expire at 5:00 p.m., New York City time, on October 1, 2010, unless further extended or earlier terminated by Titan in its sole discretion (the “Expiration Time”).  As of 5:00 p.m., New York City time, on September 29, 2010, $138,874,000 aggregate principal amount of Senior Notes, approximately 99.2% of the outstanding aggregate principal amount of Senior Notes, had been validly tendered.

Titan has engaged Goldman, Sachs & Co. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitations should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 902-5128.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 873-7700 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Senior Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement that Titan is distributing to holders of the Senior Notes. The tender offer and consent solicitation are not being made to holders of Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Krista Whittaker
Investor Relations Manager
(217) 221-4773